Verisign Reports Fourth Quarter and Full Year 2022 Results

RESTON, VA - Feb. 9, 2023 - VeriSign, Inc. (NASDAQ: VRSN), a global provider of domain name registry services and internet infrastructure, today reported financial results for the fourth quarter and full year 2022.

Fourth Quarter Financial Results
VeriSign, Inc. and subsidiaries (“Verisign”) reported revenue of $369 million for the fourth quarter of 2022, up 8.5 percent from the same quarter in 2021. The operating margin was 66.5 percent for the fourth quarter of 2022 compared to 65.3 percent for the same quarter of 2021. Verisign reported net income of $179 million and diluted earnings per share (diluted “EPS”) of $1.70 for the fourth quarter of 2022, compared to net income of $330 million and diluted EPS of $2.97 for the same quarter in 2021. Net income for the fourth quarter of 2021 included recognition of a deferred income tax benefit related to the transfer of certain non-US intellectual property between subsidiaries which increased net income by $165.5 million and increased diluted EPS by $1.49.

2022 Financial Results
Verisign reported revenue of $1.42 billion for 2022, up 7.3 percent from 2021. The operating margin for 2022 was 66.2 percent compared to 65.3 percent in 2021. Verisign reported net income of $674 million and diluted EPS of $6.24 for 2022, compared to net income of $785 million and diluted EPS of $7.00 in 2021. Net income for 2021 included the recognition of a deferred income tax benefit related to the transfer of certain non-US intellectual property between subsidiaries which increased net income by $165.5 million and increased diluted EPS by $1.48.

“In 2022, we marked 25 years of uninterrupted availability for our global .com and .net resolution infrastructure. We also delivered solid financial performance for the quarter and the full year,” said Jim Bidzos, Executive Chairman and Chief Executive Officer.

Financial Highlights

•Verisign ended 2022 with cash, cash equivalents, and marketable securities of $980 million, a decrease of $225 million from year-end 2021.
•Cash flow from operations was $217 million for the fourth quarter of 2022 and $831 million for the full year of 2022 compared with $206 million for the same quarter in 2021 and $807 million for the full year of 2021.
•Deferred revenues as of Dec. 31, 2022, totaled $1.22 billion, an increase of $66 million from year-end 2021.
•During the fourth quarter of 2022, Verisign repurchased 1.1 million shares of its common stock for $212 million. During the full year of 2022, Verisign repurchased 5.5 million shares of its common stock for $1.03 billion. As of Dec. 31, 2022, there was $859 million remaining for future share repurchases under the share repurchase program which has no expiration date.

Business Highlights

•Verisign ended the fourth quarter of 2022 with 173.8 million .com and .net domain name registrations in the domain name base, a 0.2 percent increase from the end of the fourth quarter of 2021, and a net decrease of 0.4 million registrations during the fourth quarter of 2022.
•In the fourth quarter of 2022, Verisign processed 9.7 million new domain name registrations for .com and .net, as compared to 10.6 million for the same quarter in 2021.
•The final .com and .net renewal rate for the third quarter of 2022 was 73.7 percent compared to 75.0 percent for the same quarter in 2021. Renewal rates are not fully measurable until 45 days after the end of the quarter.
•Verisign announces that it will increase the annual registry-level wholesale fee for each new and renewal .com domain name registration from $8.97 to $9.59, effective Sept. 1, 2023.

Today’s Conference Call
Verisign will host a live conference call today at 4:30 p.m. (EST) to review the fourth quarter and full year 2022 results. The call will be accessible by direct dial at (888) 676-VRSN (U.S.) or (786) 789-4797 (international), conference ID: Verisign. A listen-only live web cast of the conference call and accompanying slide presentation will also be available at https://investor.verisign.com. An audio archive of the call will be available at https://investor.verisign.com/events.cfm. This news release and the financial information discussed on today’s conference call are available at https://investor.verisign.com.

About Verisign
Verisign, a global provider of domain name registry services and internet infrastructure, enables internet navigation for many of the world’s most recognized domain names. Verisign enables the security, stability, and resiliency of key internet infrastructure and services, including providing root zone maintainer services, operating two of the 13 global internet root servers, and providing registration services and authoritative resolution for the .com and .net top-level domains, which support the majority of global e-commerce. To learn more about what it means to be Powered by Verisign, please visit verisign.com.

VRSNF

Statements in this announcement other than historical data and information constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended. These statements involve risks and uncertainties that could cause our actual results to differ materially from those stated or implied by such forward-looking statements. The potential risks and uncertainties include, among others, attempted security breaches, cyber-attacks, and DDoS attacks against our systems and services; the introduction of undetected or unknown defects in our systems; vulnerabilities in the global routing system; system interruptions or system failures; damage or interruptions to our data centers, data center systems or resolution systems; risks arising from our operation of root servers and our performance of the Root Zone Maintainer functions; any loss or modification of our right to operate the .com and .net gTLDs; changes or challenges to the pricing provisions of the .com Registry Agreement; new or existing governmental laws and regulations in the U.S. or other applicable non-U.S. jurisdictions; economic, legal and political risks associated with our international operations; the impact of unfavorable tax rules and regulations; risks from the adoption of ICANN’s consensus and temporary policies, technical standards and other processes; the weakening of, changes to, the multi-stakeholder model of internet governance; the outcome of claims, lawsuits, audits or investigations; the effects of the COVID-19 pandemic; our ability to compete in the highly competitive business environment in which we operate; changes in internet practices and behavior and the adoption of substitute technologies, or the negative impact of wholesale price increases; our ability to expand our services into developing and emerging economies; our ability to maintain strong relationships with registrars and their resellers; our ability to attract, retain and motivate highly skilled employees; and our ability to protect and enforce our intellectual property rights. More information about potential factors that could affect our business and financial results is included in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended Dec. 31, 2021, when filed, our Annual Report on Form 10-K for the year ended Dec. 31, 2022, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Verisign undertakes no obligation to update any of the forward-looking statements after the date of this announcement.

Contacts
Investor Relations: David Atchley, datchley@verisign.com, 703-948-3447
Media Relations: David McGuire, davmcguire@verisign.com, 703-948-3800

©2023 VeriSign, Inc. All rights reserved. VERISIGN, the VERISIGN logo, and other trademarks, service marks, and designs are registered or unregistered trademarks of VeriSign, Inc. and its subsidiaries in the United States and in foreign countries. All other trademarks are property of their respective owners.

VERISIGN, INC.
CONSOLIDATED BALANCE SHEETS
(In millions, except par value)
(Unaudited)

	December 31, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$373.6	$223.5
Marketable securities	606.8	982.3
Other current assets	58.3	62.9
Total current assets	1,038.7	1,268.7
Property and equipment, net	232.0	251.2
Goodwill	52.5	52.5
Deferred tax assets	234.6	230.7
Deposits to acquire intangible assets	145.0	145.0
Other long-term assets	30.6	35.7
Total long-term assets	694.7	715.1
Total assets	$1,733.4	$1,983.8
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$226.5	$226.6
Deferred revenues	890.4	847.4
Total current liabilities	1,116.9	1,074.0
Long-term deferred revenues	328.7	306.0
Senior notes	1,787.9	1,785.7
Long-term tax and other liabilities	62.1	78.6
Total long-term liabilities	2,178.7	2,170.3
Total liabilities	3,295.6	3,244.3
Commitments and contingencies
Stockholders’ deficit:
Preferred stock—par value $.001 per share; Authorized shares: 5.0; Issued and outstanding shares: none	—	—
Common stock and additional paid-in capital—par value $.001 per share; Authorized shares: 1,000.0; Issued shares: 354.5 at December 31, 2022 and 354.2 at December 31, 2021; Outstanding shares: 105.3 at December 31, 2022 and 110.5 at December 31, 2021	12,644.5	13,620.1
Accumulated deficit	(14,204.0)	(14,877.8)
Accumulated other comprehensive loss	(2.7)	(2.8)
Total stockholders’ deficit	(1,562.2)	(1,260.5)
Total liabilities and stockholders’ deficit	$1,733.4	$1,983.8

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues	$369.2	$340.3	$1,424.9	$1,327.6
Costs and expenses:
Cost of revenues	50.5	49.3	200.7	191.9
Research and development	21.5	20.8	85.7	80.5
Selling, general and administrative	51.7	48.1	195.4	188.4
Total costs and expenses	123.7	118.2	481.8	460.8
Operating income	245.5	222.1	943.1	866.8
Interest expense	(18.8)	(18.9)	(75.3)	(83.3)
Non-operating income (loss), net	5.6	0.2	12.4	(1.3)
Income before income taxes	232.3	203.4	880.2	782.2
Income tax (expense) benefit	(52.8)	126.7	(206.4)	2.6
Net income	179.5	330.1	673.8	784.8
Other comprehensive income	—	—	0.1	—
Comprehensive income	$179.5	$330.1	$673.9	$784.8

Earnings per share:
Basic	$1.70	$2.98	$6.24	$7.01
Diluted	$1.70	$2.97	$6.24	$7.00
Shares used to compute earnings per share
Basic	105.8	110.9	107.9	112.0
Diluted	105.9	111.1	108.0	112.2

VERISIGN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Year Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income	$673.8	$784.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	46.9	47.9
Stock-based compensation expense	58.6	53.4
Other, net	(3.9)	6.0
Changes in operating assets and liabilities:
Other assets	9.5	(14.0)
Accounts payable and accrued liabilities	(0.1)	15.6
Deferred revenues	65.7	90.5
Net deferred income taxes and other long-term tax liabilities	(19.4)	(177.0)
Net cash provided by operating activities	831.1	807.2
Cash flows from investing activities:
Proceeds from maturities and sales of marketable securities	1,721.5	2,654.5
Purchases of marketable securities	(1,338.4)	(2,870.7)
Purchases of property and equipment	(27.4)	(53.0)
Net cash provided by (used in) investing activities	355.7	(269.2)
Cash flows from financing activities:
Repurchases of common stock	(1,048.1)	(722.6)
Proceeds from employee stock purchase plan	12.3	12.4
Repayment of borrowings	—	(750.0)
Proceeds from borrowings, net of issuance costs	—	741.1
Net cash used in financing activities	(1,035.8)	(719.1)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.8)	(0.7)
Net increase (decrease) in cash, cash equivalents and restricted cash	150.2	(181.8)
Cash, cash equivalents, and restricted cash at beginning of period	228.8	410.6
Cash, cash equivalents, and restricted cash at end of period	$379.0	$228.8
Supplemental cash flow disclosures:
Cash paid for interest	$72.8	$85.6
Cash paid for income taxes, net of refunds received	$211.7	$178.4